Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2016 RESULTS

Second Quarter 2016 Financial and Portfolio Highlights

•	APX Group Reports Total Revenues of $180.8 Million, up 14% year-over-year

•	Net Loss of $89.7 million; Adjusted EBITDA[1] up 12% to $105.0 Million

•	New Smart Home Subscriber Originations of 101,334

Provo, UT – August 10, 2016 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the quarter ended June 30, 2016.

“As we have reached the midpoint of the year, I believe we are effectively executing to our financial and operational plans,” said Todd Pedersen, CEO of APX Group. “We generated a record 101,334 New Subscribers in the second quarter, while increasing the take rate for Smart Home services by 779 basis points year-over-year to 87.4%. Our new products are meeting quality and volume expectations and we’re continuing to add intelligence and functionality to the VivintSky Platform. Brand awareness has also been a focus area, and we are beginning to see progress in this area as evidenced by the performance of our Inside Sales channel, which generated 65.8% year-over-year growth in the quarter.” Mr. Pedersen continued, “Results like these, continue to validate our strategy and differentiate us in the Smart Home market.”

APX Group reported total revenues of $180.8 million for the quarter ended June 30, 2016, an increase of 14.5% from $157.9 million in the second quarter of the prior year. The $22.9 million increase in total revenues was driven primarily by a 14.0% increase in the Company’s smart home subscriber base and a 2.4% increase in Average RMR per Subscriber to $56.20, partially offset by a 17.3% decrease in upgrade revenue at the time of a new installation as the company has shifted to recurring revenue upgrades for new installation. Vivint’s new customers continue to drive higher adoption rates of additional Smart Home services. The Smart Home adoption rate was 87.4% for the quarter ended June 30, 2016, up from 79.6% in the quarter ending June 30, 2015. Total revenues for the second quarter also included a $0.7 million year-over-year increase in revenues from its wireless internet business

“Financial performance for the quarter was strong across a number of our key metrics, including 14.5% Revenue Growth, a $5.03 increase in Average RMR for New Subscribers to $67.08, and our twelve month Creation Cost Multiple declined 0.6x,” said Mark Davies, CFO of APX Group. “As we’ve previously discussed, the company has made targeted investments in customer experience, while driving Service Margins at 72.7%. In terms of Attrition, our twelve-month rate increased to 12.9%, from 12.6% in the first quarter of 2016. We believe this increase is in-line with the expected cohort attrition curves that have gone through their end-of-term renewal periods.” Mr. Davies continued, “We still have work to do in the areas of productivity and operational efficiencies, and while we will continue to make select investments in products, service and channels, we remain focused on our unit-of-one economics and enterprise scaling.”

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Summary of Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2015	2015	2015	2016	2016
Total Revenues	$157.9	$168.6	$175.0	$174.3	$180.8
Net Loss	$(43.6)	$(125.1)	$(62.4)	$(45.1)	$(89.7)
Adjusted EBITDA	$93.4	$102.7	$101.5	$102.8	$105.0
Adj EBITDA Margin	59.2%	60.9%	58.0%	59.0%	58.1%
Total RMR(1)	$52.4	$55.8	$55.7	$56.3	$61.2
Net New Smart Home Subscribers	89,185	88,406	33,162	41,830	101,334
Average RMR per New Subscriber(1)	$62.05	$61.30	$60.08	$62.01	$67.08
Total Subscribers(1)	955,162	1,015,267	1,013,917	1,018,397	1,088,909
Average RMR per Subscriber(1)	$54.86	$55.00	$54.92	$55.27	$56.20
Subscriber Account Attrition(2)	12.0%	12.0%	12.2%	12.6%	12.9%

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

Costs and Expenses

Operating expenses were $68.9 million for the quarter ended June 30, 2016, up from $58.6 million in the same period of 2015. The 17.6% increase in expense was primarily due to a 14.0% growth in our subscriber base and a management decision to invest in customer experience, which drove an increase of $0.29 in Net Service Cost per Subscriber from $14.73 for the period ended June 30, 2015 to $15.02 for the period ended June 30, 2016. Vivint’s Net Service Margin was 72.7% for the quarter, excluding operating expenses associated with the Company’s wireless internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $37.3 million for the quarter ended June 30, 2016, compared to $31.2 million for the quarter ended June 30, 2015. The 19.6% increase was primarily attributable to higher lead generation costs associated with the 65.8% year-over-year growth in Inside Sales and higher Direct to Home personnel and housing costs during the quarter. Vivint’s twelve-month Net Creation Cost Multiple as of June 30, 2016, improved 0.6x from the same period in 2015 to 30.5x excluding its wireless Internet service.

General and administrative (“G&A”) expenses were $36.1 million for the quarter ended June 30, 2016, compared to $12.9 million for the same period of 2015, noting that the Company recorded a one-time non-cash gain of $12.2 million related to settlement of the Merger-related escrow in the second quarter of 2015, resulting in a normalized year–over-year increase of $11.0 million. The $11.0 million increase was primarily associated with higher personnel costs of $5.5 million, which included a one-time non-cash stock compensation expense of $2.2 million, along with $2.1 million of legal and $0.9 million of IT costs.

The Company’s net loss for the quarter ended June 30, 2016, was $89.7 million compared to a net loss of $43.6 million for the same period in 2015. Adjusted EBITDA1 for the second quarter was $105.0 million, up 12.4% as compared to $93.4 million for the same period in 2015.

Liquidity

As of June 30, 2016, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $405 million.

Subsequent to the quarter, in July 2016, the Company’s parent completed the final issuance and sale to certain investors , co-led by Peter Thiel and strategic investment firm Solamere Capital, of a series of preferred stock in a private placement exempt from registration under the Securities Act. On August 1, 2016, the Company’s parent contributed the net proceeds of $30.6 million from such issuance and sale to the Company as an equity contribution.

Giving effect to the $30.6 million equity contribution, the Company’s liquidity would have been approximately $436 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.6x at June 30, 2016, a year-over-year improvement of 0.2x. The Company’s pro-forma net leverage ratio would have been 5.5x, including the $30.6 million equity contribution.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, August 10, 2016. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 51494181. A financial results presentation and online access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com following the call for a period of 30 days.

About Vivint

Vivint Smart Home is the largest smart home services provider in North America. The company combines innovative products and services to offer homeowners the best smart home experience. As the only vertically integrated smart home company, Vivint delivers its integrated platform and products with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release includes certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and smart home industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and smart home industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and smart home technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active smart home and security subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a smart home and security subscriber.

“Total RMR” means the aggregate RMR billed to all smart home and security subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost per Subscriber” means total service costs for the period, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue for the period divided by total service subscribers.

“Net Service Margin” means the average RMR per subscriber for the period less Net Service Costs divided by the average RMR per subscriber for the period.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Recurring revenue	$172,472	$149,543	$339,918	$295,207
Service and other sales revenue	5,826	6,992	10,837	12,216
Activation fees	2,509	1,378	4,305	2,685

Total revenues	180,807	157,913	355,060	310,108
Costs and expenses:
Operating expenses	68,943	58,623	126,934	109,952
Selling expenses	37,343	31,244	66,223	56,520
General and administrative expenses	36,109	12,864	66,550	41,098
Depreciation and amortization	72,010	60,070	132,581	117,127
Restructuring and asset impairment charges	(725)	—	(680)	—

Total costs and expenses	213,680	162,801	391,608	324,697

Loss from operations	(32,873)	(4,888)	(36,548)	(14,589)
Other expenses (income):
Interest expense	47,447	38,841	92,865	77,101
Interest income	(11)	—	(23)	(2)
Other loss (income), net	9,861	(294)	4,753	(335)

Total other expenses	57,297	38,547	97,595	76,764
Loss before income taxes	(90,170)	(43,435)	(134,143)	(91,353)
Income tax (benefit) expense	(448)	179	672	308

Net loss	$(89,722)	$(43,614)	$(134,815)	$(91,661)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$121,406	$2,559
Accounts receivable, net	8,545	8,060
Inventories	89,496	26,321
Prepaid expenses and other current assets	16,860	10,626

Total current assets	236,307	47,566
Property and equipment, net	54,062	55,274
Subscriber acquisition costs, net	945,851	790,644
Deferred financing costs, net	5,434	6,456
Intangible assets, net	503,146	558,395
Goodwill	836,129	834,416
Long-term investments and other assets, net	10,629	10,893

Total assets	$2,591,558	$2,303,644

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$108,121	$52,207
Accrued payroll and commissions	70,541	38,247
Accrued expenses and other current liabilities	36,616	35,573
Deferred revenue	42,621	34,875
Current portion of capital lease obligations	8,055	7,616

Total current liabilities	265,954	168,518
Notes payable, net	2,381,320	2,118,112
Revolving Credit Facility	—	20,000
Capital lease obligations, net of current portion	8,534	11,171
Deferred revenue, net of current portion	52,231	44,782
Other long-term obligations	11,849	10,530
Deferred income tax liabilities	8,046	7,524

Total liabilities	2,727,934	2,380,637
Total stockholders’ deficit	(136,376)	(76,993)

Total liabilities and stockholders’ deficit	$2,591,558	$2,303,644

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data (unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash used in operating activities	$(159,068)	$(106,022)	$(171,573)	$(89,690)
Net cash used in investing activities	(2,455)	(16,828)	(4,897)	(31,307)
Net cash provided by financing activities	281,732	124,733	295,758	130,720

Effect of exchange rate changes on cash	685	24	(441)	(577)

Net Increase in cash	$120,894	$1,907	$118,847	$9,146
Cash:
Beginning of Period	512	18,046	2,559	10,807

End of period	$121,406	$19,953	$121,406	$19,953

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	2014	2016	2015	2014
Net loss	$(89.7)	$(43.6)	$(66.3)	$(134.8)	$(91.7)	$(113.6)
Interest expense, net	47.4	38.8	35.1	92.8	77.1	70.2
Other (income) expense, net	9.9	(0.3)	—	4.8	(0.3)	(0.3)
Income tax expense (benefit)	(0.4)	0.2	0.7	0.7	0.3	0.9
Restructuring and asset impairment (i)	(0.7)	—	—	(0.7)	—	—
Depreciation and amortization (ii)	33.4	38.3	40.4	66.6	75.9	80.5
Amortization of capitalized creation costs	38.6	21.8	12.9	66.0	41.2	23.2
Non-capitalized subscriber acquisition costs (iii)	51.4	43.7	33.9	87.5	78.6	60.7
Non-cash compensation (iv)	2.7	0.6	0.5	3.0	1.4	0.9
Other Adjustments (v)	12.4	(6.1)	11.4	21.9	0.5	24.0

Adjusted EBITDA	$105.0	$93.4	$68.6	$207.8	$182.9	$146.5

(i)	Reflects the restructuring and asset impairment charges related to the transition of the wireless internet business to a 60 GHz-based technology
(ii)	Excludes loan amortization costs that are included in interest expense.
(iii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(v)	Other Adjustments includes certain items such as product development costs, non-operating legal and professional fees, deferred revenue fair value adjustment, non-cash gain on settlement of merger-related escrow, and other similar adjustments.